                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT dated as of July 1, 1999 by and among ADVANSTAR COMMUNICATIONS INC. ("Buyer"), a New York corporation having a place of business at 545 Boylston Street, Boston, MA 02116; LARKIN-PLUZNICK-LARKIN, LLC (together with its predecessors, "Parent"), a Delaware limited liability company having a place of business at 100 Wells Avenue, Newton, MA 02459; LPL/STYLE GROUP, LLC ("Subsidiary" and together with Parent referred to collectively as "Seller"), a Delaware limited liability company and wholly-owned subsidiary of Parent having a principal place of business at 100 Wells Avenue, Newton, MA 02459; LARKIN-PLUZNICK-LARKIN COMPANY (the "Trust"), a Massachusetts business trust and sole member of Parent having a place of business at 100 Wells Avenue, Newton, MA 02459; Alan B. Larkin, an individual residing at 295 Nahanton Street, Newton Centre, MA 02159, individually and as trustee of the Andrew J. Larkin Stock Trust (the "AJL Stock Trust"), the David Larkin Stock Trust (the "DL Stock Trust"), and the Jonathan Larkin Stock Trust (the "JL Stock Trust"); Andrew J. Larkin, an individual residing at 23 Tubwreck Road, Dover, MA 02030; David Larkin, an individual residing at 123 Prince Street, New York, NY 10012; Harold
S. Larkin, an individual residing at 41 Hammond Pond Parkway, Chestnut Hill, MA 02167, individually and as trustee of the Susan J. Larkin Stock Trust (the "SJL Stock Trust," and together with the AJL Stock Trust, the DL Stock Trust and the JL Stock Trust, referred to collectively as the "Stock Trusts"); Jonathan Larkin, an individual residing at 330 E. 30th Street, New York, NY 10016; Susan
J. Larkin, an individual residing at 54 Hillcrest Road, Weston, MA 02193; and Selma Pluznick, an individual residing at 211 East Grand Avenue, Old Orchard Beach, ME 04064 (all of such individuals, in their individual capacities, are referred to collectively as the "Principals," and together with the Trust and the Stock Trusts are referred to collectively as the "Owners").

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer all right, title and interest in and to all of the tangible and intangible assets (the "Assets") other than the Excluded Assets (as hereinafter defined) used in connection with the business (the "Business"), as a going concern, of (a) organizing, promoting, producing and managing the Events (as hereinafter defined), (b) marketing, selling, producing and distributing the Publication (as hereinafter defined) and (c) providing Ancillary Products (as hereinafter defined), on the terms and conditions set forth herein;

     WHEREAS, the Principals are the ultimate beneficial owners of all the interests in the Trust and, indirectly, of Seller;

     THEREFORE, in consideration of the mutual promises contained herein, Buyer, Seller, and the Owners hereby agree as follows:

                                   ARTICLE I
                                   ---------
                          PURCHASE AND SALE OF ASSETS

1.1  Purchase and Sale of Assets.  Upon the terms and conditions herein set
     ---------------------------
     forth, Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller at the Closing (as hereinafter defined), all of Seller's right, title and interest in and to the Assets, free and clear of all liabilities, obligations, pledges, security interests, liens, claims, defenses, setoffs, equities, encumbrances or charges (collectively, "Encumbrances"), other than those included in the Assumed Liabilities. The Assets include, without limitation, the following:

     (a) all goodwill of all of Seller's trade shows, expositions and conferences (the "Events"), including, without limitation, International Fashion Boutique Show, Style Industrie, International Fashion Kids Show, International Fashion Fabric Exhibition and Pret America, including all right to organize, promote, produce and manage the Events;

     (b) all goodwill of Accent (the "Publication"), including, without limitation, all right to market, sell, produce and distribute the Publication;

     (c) all goodwill of the Business and all of Seller's products and services ancillary to the Events and/or the Publication (the "Ancillary Products"), including, without limitation, One Source, including the right to represent to third parties that Buyer is the successor to the Business and all right to provide the Ancillary Products;

     (d) all lists and databases, in any and all forms and media, of past and prospective exhibitors, attendees, seminar/conference registrants, vendors, sponsors, speakers, press, advertisers and other participants in, subscribers and contributors to, or customers of, the Events, the Publication, the Ancillary Products and/or the Business, all records and correspondence related thereto, and all rights to manage, use and rent the names and addresses contained on such lists;

     (e) all work in process with respect to any of the Events to be held after the Closing Date ("Future Events");

     (f) all work in process with respect to any issue of the Publication to be published as of a date after the Closing Date (the "Future Publications");

     (g) all work in process with respect to any of the Ancillary Products to be delivered after the Closing Date (the "Future Ancillary Products");

     (h) all printed matter relating to the Events, the Publication and/or the Ancillary Products in the possession and/or control of Seller, including, without limitation, sales solicitation materials, promotional materials, seminar/conference materials, direct mail materials, labels and Event or Publication stationery;

     (i) all correspondence, data, files and records relating to the Events, the Publication, the Ancillary Products, the Assets and/or the Business;

     (j) all right, title and interest in copyrights to and/or licenses to use the materials used or generated in the Publication or otherwise in connection with the Business (the "Copyrights"), and all copyright applications and registrations therefor;

     (k) all right, title and interest in and to the names, service marks, trademarks, designations and logos other than the Excluded Trademarks (as hereinafter defined) currently or previously used in connection with the Business (the "Trademarks"), and all trademark applications and registrations therefor;

     (l) all copies of back and current issues of the Publication in the possession and/or control of Seller or any affiliates;

     (m) all inventory and supplies relating to the Business, including, without limitation, paper, editorial material, photographs, film, artwork, illustrations, printing plates, stationery and other production materials;

     (n) all research materials relating to the Business, including, without limitation, event research, readership studies and advertising research;

     (o) all permissions, consents, releases, waivers and licenses related to the Publication and/or editorial material included in the Assets;

     (p)  all subscriptions to Future Publications;

     (q)  except as set forth on Schedule 1.2(d), all furniture, fixtures,
                                 ---------------
          computers, communication devices and other equipment and machinery used in connection with the Business;

     (r) the proprietary software (if any) and the non-proprietary software (to the extent assignable) used in connection with the Business;

     (s)  any URLs or websites used in connection with the Business;

     (t)  the Closing Assets (as hereinafter defined);

     (u) accounts receivable (and the proceeds thereof) from unaffiliated third parties generated in connection with Events held prior to the Closing Date ("Seller's Events"), the Publication published as of a date prior to the Closing Date ("Seller's Publications") or in connection with Ancillary Products delivered prior to the Closing Date ("Seller's Ancillary Products");

     (v) all of Seller's right, title and interest in and to tentative bookings at the Javits Convention Center; and

     (w) all of Seller's right, title, and interest in and to the following (collectively, the "Assumed Contracts"): Exhibitor Contracts (as hereinafter defined), the Advertiser Contracts (as hereinafter defined) and all other contracts, agreements, leases, licenses, employment agreements, contributor agreements, consulting agreements, facility contracts, facility date reservations, hotel or housing arrangements, service contracts, sponsorship agreements, list rental agreements, barter arrangements or other arrangements of any nature whether written or oral, to which Seller is a party and which primarily relate to or are necessary for the operation of the Business and/or the conduct of any Future Events, Future Publications or Future Ancillary Products, except for Excluded Contracts (as hereinafter defined).

1.2  Excluded Assets.  The following assets of Seller (the "Excluded Assets")
     ---------------
     are not included in the Assets and shall be retained by Seller:

     (a)  cash and cash equivalents;

     (b) all of Parent's right, title and interest in and to the shares of the capital stock or membership interests, as the case may be, of Easy Soft, Inc., Clearlink Corporation and AES Internet, LLC and any and all tangible and intangible assets (including, without limitation, any assets of a nature described in Section 1.1 of this Agreement) used by Parent and/or such entities exclusively in connection with the businesses conducted by such entities;

     (c) all of Parent's right, title and interest in and to Subsidiary and in the capital stock, membership interests or other equity interests in any of the other entities listed on Schedule 4.1;
                                              ------------

     (d)  the assets listed on Schedule 1.2(d);
                               ---------------

     (e) accounts receivable (and the proceeds thereof) due to Seller from any affiliate of Seller or other related party;

     (f) all of Seller's right, title, and interest in and to any contracts, agreements and other arrangements listed on Schedule 1.2(f)
                                                      ---------------
          (collectively, the "Excluded Contracts");

     (g) all of Seller's right, title and interest in and to the magazines Musical Merchandise Review and School Band & Orchestra (the "Excluded Publications"), and all tangible and intangible assets (including, without limitation, assets of a nature described in Section 1.1 of this Agreement) used by Seller exclusively in connection with the Excluded Publications and the businesses related thereto;

     (h) all right, title and interest in and to the names Larkin, Pluznick and any combination or derivation thereof, and all service marks, trademarks, designations and logos related thereto (collectively, the "Excluded Trademarks"), and all trademark applications and registrations therefor;

     (i)  the Plans (as hereinafter defined);

     (j) the Insurance Policies (as hereinafter defined) and all life insurance policies on the lives of certain of the Principals;

     (k) tax refunds and rebates attributable to the ownership of the Assets or the operation of the Business prior to the Closing Date; and

     (l) accounts receivable (and the proceeds thereof) generated in connection with the Excluded Publications.

1.3  Assumption of Liabilities.
     -------------------------

     (a) Except as expressly provided in this Section 1.3(a), Buyer shall assume no liabilities or obligations relating to the Events, the Publication, the Ancillary Products, the Business, the Assets, Seller or the Owners. Without limitation of the foregoing, Buyer shall assume no liability or obligation for (i) Taxes (as hereinafter defined) of Seller and the Owners for any period, or imposed in connection with the Events, the Publication, the Ancillary Products, the Business or the Assets for any periods ending prior to the Closing Date, (ii) any liability of any of the foregoing persons for the unpaid Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise, and (iii) except as provided in Section 9.3, any Taxes imposed upon Seller or any of the Owners in connection with the transactions set forth in this Agreement (the liabilities referred to in (i), (ii) and (iii) above are referred to herein collectively as "Tax Liabilities"). All such liabilities and obligations (including, without limitation, indebtedness, Tax Liabilities, accounts payable, obligations to employees, contractual obligations and all Litigation, whether or not listed on Schedule
                                                                   --------
          4.5), fixed or contingent, known or unknown, which were incurred by
          ---
          Seller or the Owners or arose from the operation of the Business prior to the Closing Date (as hereinafter defined) are and remain the liabilities and obligations of Seller or the Owners, as the case may be. Seller and the Owners hereby covenant to discharge in full in a due and timely manner all such liabilities and obligations; provided that nothing contained herein shall prevent Seller from contesting any such liabilities or obligations in good faith. Notwithstanding the foregoing, except to the extent that any such liability or obligation represents a Tax Liability, Buyer shall assume the following liabilities and obligations of Seller at the Closing (collectively, the "Assumed Liabilities"):

          (i) the obligation for Seller's performance after the Closing Date under the Assumed Contracts;

          (ii) accounts payable, due to unaffiliated third parties, incurred by Seller in the ordinary course prior to the Closing Date, in respect to Future Events, Future Publications and/or Future Ancillary Products;

          (iii) the Closing Liabilities (as hereinafter defined); and

          (iv) any and all obligations and liabilities incurred by Buyer relating to the ownership of the Assets or the operation of the Business by Buyer from and after the Closing Date.

     (b) Notwithstanding anything to the contrary contained in Section 1.3(a), neither this Agreement nor any other agreement referenced herein shall constitute an assignment of any contract or right or benefit arising thereunder if such assignment would constitute a breach or otherwise adversely affect the rights of Buyer thereunder. In the event that Seller does not obtain any required consent or waiver for the transfer of any Assumed Contract to Buyer prior to Closing, Seller shall continue to use reasonable efforts to obtain such consent or waiver. Seller shall keep such Assumed Contract in effect for the benefit of Buyer until such consent or waiver is obtained at no additional expense to Seller or any of the Owners.


                                  ARTICLE II
                                  ----------
                               PAYMENT TO SELLER

2.1  Consideration for the Assets.  Subject to the terms and conditions of this
     ----------------------------
     Agreement, in consideration of the sale, assignment, transfer and delivery of the Assets to Buyer, for the services to be rendered to Buyer pursuant to the Consulting Agreements (as hereinafter defined) and for the covenants of Seller and the Owners contained in Article IX, Buyer shall pay to Seller, on behalf of the Seller and the Owners, the aggregate amount of (x) if the Closing occurs on or before July 30, 1999, One Hundred Thirty-Three Million Dollars ($133,000,000), (y) if the Closing occurs after July 30, 1999 but before August 8, 1999, One Hundred Thirty-One Million Three Hundred Fifty Thousand Dollars ($131,350,000) and (z) if the Closing occurs on or after August 8, 1999, One Hundred Thirty-One Million Dollars ($131,000,000), in any case as adjusted by Section 2.2 (the "Purchase Price"); provided, however, that if the failure of the Closing to occur has
              --------  -------
     been caused by or resulted from a breach by Buyer of any of its representations, warranties or agreements contained in this Agreement, the Purchase Price shall equal One Hundred Thirty-Three Million Dollars ($133,000,000) as adjusted by Section 2.2. The Purchase Price shall be paid as follows: (a) the applicable amount set forth in the immediately preceding sentence less $6,000,000 (the "Closing Payment") shall be paid at the Closing to Seller by wire transfer of immediately available funds to the account designated on Schedule 2.1(a); and (b) the remaining $6,000,000
                               ---------------
     shall be payable in two installments, one of $2,000,000
     payable on the first anniversary of the Closing Date and one of $4,000,000 payable on the second anniversary of the Closing Date, which installments shall be represented by promissory notes (the "Notes") of Buyer in the aggregate principal amount of $6,000,000 in the forms of Exhibit A-1 and A-2, to be reduced by Buyer to set-off sums owed by Seller to Buyer under the indemnification provisions of Article VIII of the Agreement. At the Closing, Buyer and Seller shall also execute and deliver an Escrow Agreement (as hereinafter defined) establishing an escrow account at The Chase Manhattan Bank (the "Escrow Agent"). Buyer shall also cause to be delivered to the Seller, on behalf of Seller and the Owners, an irrevocable standby letter of credit from The Chase Manhattan Bank in substantially the form of Exhibit A-3 hereof (the "Letter of Credit") providing for a draw-down only in the event of a default by Buyer under the Notes, with any draw-down payment to be made by wire transfer of immediately available funds in accordance with the terms of the Letter of Credit either directly to Seller or to an escrow account created by the Escrow Agreement.

2.2  Adjustment to the Purchase Price.
     --------------------------------

     (a)  Attached hereto as Schedule 2.2 is a preliminary statement (the
                             ------------
          "Preliminary Closing Statement") of the amounts of certain Assets and Assumed Liabilities of Seller as of the date hereof. The Preliminary Closing Statement includes only the following items: (i) prepaid expenses of the Business, (ii) accounts receivable of the Business described in Section 1.1(u) that were generated on or after April 28, 1999 (clauses (i) and (ii) collectively, the "Closing Assets"), and
          (iii) deferred revenue, accounts payable and other current liabilities (including, without limitation, customer credits, accrued vacation and sick pay of Seller's employees) of the Business (the "Closing Liabilities"). The Closing Liabilities shall not include any Tax Liabilities. Two business days prior to the Closing Date, Seller shall provide Buyer with an updated Preliminary Closing Statement (the "Updated Closing Statement") which, in Seller's best judgment, estimates the amounts of the Closing Assets and the Closing Liabilities as of the Closing Date.

     (b) The "prepaid expenses" included in the Closing Assets (i) shall be direct expenses incurred and paid by Seller prior to the Closing Date to unaffiliated third parties which inure to the benefit of Buyer from and after the Closing Date, including, without limitation, expenses in respect to Future Events, Future Publications and/or Future Ancillary Products; (ii) shall not include any management fees, salaries, other employee compensation or benefits, internal allocations, general office expenses or other overheads of the Business, whether incurred and/or paid by Seller; and (iii) shall include only those direct expenses which have been incurred and paid by Seller in the ordinary course of business consistent with Seller's past practice in operating the Business. The accounts receivable included in the Closing Assets shall include only those which arose in the ordinary course of business.

     (c) The "deferred revenue" included in the Closing Liabilities (i) shall consist of all exhibitor deposits, cancellation and forfeiture amounts, contractor commissions

          (if any), show and conference registration fees, sponsorship fees, advertising revenue, subscription revenue, prepayments and other miscellaneous revenue received by Seller as of the effective date of such statement in respect to Future Events, Future Publications or Future Ancillary Products, (ii) shall include only deferred revenue which has been received by Seller in the ordinary course of business consistent with Seller's past practice in operating the Business and
          (iii) shall be recorded at fulfillment cost in the case of unfulfilled paid subscriptions to the Publication. The "accounts payable" included in the Closing Liabilities shall include all unpaid expenses of Seller of any nature which are related to Seller's Events, Seller's Publications, Seller's Ancillary Products or otherwise related to the operation of the Business prior to the effective date of such statement. The "other current liabilities" included in the Closing Liabilities shall include all outstanding customer credits, accrued vacation, sick pay and other current liabilities of the Business as of the effective date of such statement.

     (d) For purposes of this Agreement, the "Preliminary Adjustment" shall be the positive or negative, as applicable, amount by which the Closing Assets exceed the Closing Liabilities as set forth in the Updated Closing Statement. In the event that the Preliminary Adjustment is a positive amount, then the Purchase Price (and, correspondingly, the Closing Payment) shall be increased by the amount of the Preliminary Adjustment. In the event that the Preliminary Adjustment is a negative amount, then the Purchase Price (and, correspondingly, the Closing Payment) shall be decreased by the amount of the Preliminary Adjustment.

     (e) As soon as reasonably practicable after the Closing Date but not later than seventy-five (75) days following the Closing Date, Buyer and Seller shall jointly establish a definitive statement of Closing Assets and Closing Liabilities as of the Closing Date (the "Final Closing Statement"). The Final Closing Statement (i) shall include only the Closing Assets and the Closing Liabilities, (ii) shall be prepared on a basis consistent with and shall follow the format of the Preliminary Closing Statement and the Updated Closing Statement, and
          (iii) shall further update the Updated Closing Statement by reflecting any changes to the Updated Closing Statement which are necessary as a result of disbursements or receipts which were made or received too late to be reflected in the Updated Closing Statement, computational or other errors which may have been made in preparing the Updated Closing Statement, or for any other reason consistent with this Agreement. For purposes of this Agreement, the "Final Adjustment" shall be the amount by which the Closing Assets exceed the Closing Liabilities as set forth in the Final Closing Statement.

     (f) In the event that the parties are unable to resolve any dispute regarding the preparation of the Final Closing Statement within seventy-five (75) days following the Closing Date hereof (or such longer period as the parties may hereafter agree), the parties shall submit all matters that remain in dispute to Deloitte & Touche, LLP or, if such firm is unavailable for any reason, another nationally recognized firm of independent public accountants (which firm shall not be the auditor for any party and shall otherwise be selected by mutual agreement of the parties), for accounting arbitration. The parties shall use all reasonable efforts to cause such firm to render a decision resolving the matters submitted to it and, thereby, establish the amount of the Final Adjustment within thirty (30) days following submission. Judgment may be entered upon the determination of such firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of such firm shall be paid by the party whose calculation of the Final Adjustment is further (in dollar amount) from the calculation of the Final Adjustment by the firm. Absent fraud or manifest error, the determination of such firm as to the Final Adjustment shall be final.

     (g) If the Final Adjustment is a greater amount than the Preliminary Adjustment, Buyer shall, within ten (10) business days after the date of such determination, pay to Seller the amount of such difference by wire transfer in immediately available funds. If Buyer fails to make such payment within such ten (10) business day period, (i) such payment shall accrue interest from and after such date at the prime rate as published in The Wall Street Journal plus two percent (2%) and
          (ii) Buyer shall pay all of Seller's costs of collection (including reasonable attorney fees). If the Final Adjustment is a lesser amount than the Preliminary Adjustment, Seller shall, within ten (10) business days after the date of such determination, pay to Buyer the amount of such difference by wire transfer in immediately available funds. If Seller fails to make such payment within such ten (10) business day period, Buyer shall be entitled to set-off the amount of such payment against the Notes in accordance with the terms thereof.

2.3  Allocation of the Purchase Price.  The parties acknowledge and agree that
     --------------------------------
     the Purchase Price shall be allocated for all purposes (including, without limitation, Tax reporting purposes) as indicated on Schedule 2.3 hereto.
                                                         ------------
     The parties each agree to file IRS Form 8594 and all Tax returns in a manner consistent with such allocation and shall use their reasonable best efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. Seller and each Owner acknowledge and agree that the consideration allocated to the covenants contained in Section 9.10 and the Consulting Agreements is not an adequate measure of the damages which would be sustained by Buyer as a result of a breach by Seller and/or each Owner of their obligations under such covenants and/or agreements, and that such allocated consideration shall not under any circumstances be admissible as evidence of damages or for any other purpose in any legal or equitable proceeding brought by Buyer to enforce such obligations or obtain damages in respect of a breach thereof.


                                  ARTICLE III
                                  -----------
                                  THE CLOSING

3.1  Closing.  The closing of the purchase and sale of the Assets hereunder (the
     -------
"Closing") shall take place on the
date (the "Closing Date") which, unless otherwise agreed by the parties, is (a) two business days after the fulfillment of the conditions described in Sections 7.1(d) and 7.2(d); (b) not earlier than July 27, 1999 without Buyer's consent; and (c) not later than September 23, 1999. The Closing shall take place at the offices of Buyer's counsel, Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110. The Closing shall be effective as of the close of business on the Closing Date.

3.2  Delivery of Items by Seller and the Owners. Seller and the Owners shall
     ------------------------------------------
     deliver to Buyer at the Closing the items listed below:

     (a) executed consents in regard to the execution, delivery and performance by Seller of this Agreement and the transactions contemplated herein;

     (b) a certificate, duly executed by the sole member of Seller, on behalf of Seller, that (i) all representations and warranties of Seller and the Owners are true and correct in all material respects as of the Closing, (ii) all obligations of Seller required to be performed prior to the Closing have been performed, and (iii) all conditions to Closing contained in Section 7.1 have been satisfied.

     (c) satisfactory evidence of the granting of all Consents (as hereinafter defined) by the applicable third parties listed on Schedule 3.2(c);
                                                             ---------------

     (d) all necessary documentation for the discharge of any registered or other liens against any of the Assets;

     (e) an opinion of counsel for Seller and the Owners, duly executed by such counsel, covering the matters set forth in Sections 4.1, 4.2 and 4.3 with such qualifications, subject to such assumptions and in such form as are reasonably satisfactory to Buyer;

     (f) a bill of sale for the Assets, duly executed by Seller, in substantially the form attached hereto as Exhibit B;

     (g) an assignment of the registered Trademarks, duly executed by Seller, in substantially the form attached hereto as Exhibit C;

     (h) an assignment of any registered Copyrights, duly executed by Seller, in substantially the form attached hereto as Exhibit D;

     (i) an assignment and assumption agreement (the "Contract Assignment") for the Assumed Contracts, duly executed by Seller, in substantially the form attached hereto as Exhibit E;

     (j) an agreement (each, a "Consulting Agreement") between Buyer and each of Andrew J. Larkin, Jonathan Larkin and Susan J. Larkin, duly executed by such person, in substantially the form attached hereto as Exhibit F;

     (k) an escrow agreement (the "Escrow Agreement"), duly executed by Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit G;

     (l)  a receipt for payment of the Closing Payment, duly executed by Seller;

     (m) all tangible property included in the Assets (to be delivered at the Properties (as hereinafter defined)); and

     (n) all Tax good standing and other clearance certificates or similar documents which are reasonably requested by Buyer or which are required by any Tax authority to relieve Buyer from (i) any obligation to withhold any portion of the Purchase Price or (ii) any liability for the Taxes of Seller or the Owners.

3.3  Delivery of Items by Buyer.  Buyer shall deliver to Seller and the Owners
     --------------------------
     at the Closing the items listed below:

     (a) a copy, certified by the Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein;

     (b) a certificate from an authorized officer of Buyer that (i) all representations and warranties of Buyer are true and correct in all material respects as of the Closing, (ii) all obligations of Buyer required to be performed prior to the Closing have been performed, and
          (iii) all conditions to Closing contained in Section 7.2 have been satisfied.

     (c) a certificate of incumbency for the officers of Buyer, duly certified by the Secretary of Buyer;

     (d)  the Contract Assignment, duly executed by Buyer;

     (e)  the Notes and the Escrow Agreement, duly executed by Buyer;

     (f)  the Letter of Credit, duly executed by The Chase Manhattan Bank;

     (g) a wire transfer of immediately available funds to Seller constituting the payment of the Closing Payment; and

     (h) an opinion of counsel for Buyer, duly executed by such counsel, covering the matters set forth in Sections 5.1, 5.2 and 5.3 with such qualifications, subject to such assumptions and in such form as are reasonably satisfactory to Seller.

                                  ARTICLE IV
                                  ----------
                       REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND THE OWNERS

     Seller and the Owners, jointly and severally, hereby make the following representations and warranties to Buyer:

4.1  Organization and Good Standing of Seller.  Each of Parent and Subsidiary is
     ----------------------------------------
     a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Prior to the Closing, Parent will be registered and qualified to do business in California, Massachusetts, Nevada and New York. Seller is not required to be registered or qualified to do business in any other jurisdiction except for those jurisdictions where the failure to be so registered or qualified would not have or reasonably be expected to have a material adverse effect on the Business or the Assets. Each of Parent and Subsidiary has delivered to Buyer a true and complete copy of its organization documents as currently in effect. Except as set forth on Schedule 4.1, Parent does not have any direct or
                            ------------
     indirect subsidiaries nor does it own any equity or other proprietary interest in any corporation, partnership, joint venture, limited liability company or other entity of any nature whatsoever. Schedule 4.1 is a
                                                        ------------
     complete and correct list of all predecessors of Seller (and their predecessors).

4.2  Powers; Execution.
     -----------------

     (a) Each of Parent and Subsidiary has all requisite limited liability company power and authority (i) to own and operate the Assets; (ii) to conduct the Business; and (iii) to execute, deliver and perform this Agreement and all other agreements and/or documents to be executed and delivered by such entity pursuant to this Agreement (such other agreements and/or documents, the "Seller Ancillary Agreements"). The execution and delivery by Parent, Subsidiary, the Trust and each Stock Trust of this Agreement and the Seller Ancillary Agreements to which such entity is a party have been duly and validly authorized by all necessary limited liability company or trust action, as applicable. This Agreement is, and this Agreement and the Seller Ancillary Agreements will be as of Closing, the valid and binding obligations of each of Parent and Subsidiary, enforceable against such entity in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally.

     (b) The Owners have all requisite power and authority to execute, deliver and perform this Agreement. This Agreement is and will be as of Closing, the valid and binding obligation of the Owners, enforceable against the Owners in accordance with its terms, except to the extent that such enforcement is limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally.

     (c) Each of Andrew J. Larkin, Jonathan Larkin and Susan J. Larkin has all requisite power and authority to execute, deliver and perform his or her Consulting

          Agreement. When executed and delivered as of the Closing Date, such Consulting Agreement will be the valid and binding obligation of such person, enforceable against him or her in accordance with its terms, except to the extent that such enforcement is limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally.

4.3  Breach of Statute or Contract.  Except as set forth in Schedule 4.3,
     -----------------------------                          ------------
     neither the execution and delivery of this Agreement by Seller and the Owners nor compliance by Seller and the Owners with the terms and provisions of this Agreement (a) will conflict with or result in a breach of any of the terms, conditions or provisions of any of Seller's or Trust's certificate of incorporation or by-laws (or equivalent governing instrument) or any contract or other instrument to which any of Seller and/or the Owners is a party or by which any of Seller and/or the Owners is or may be bound or constitute a default thereunder which conflict, breach or default would result or reasonably be expected to result in a material adverse effect on the Business or the Assets, (b) will result in the creation or imposition of any Encumbrance upon or give to others any interest or rights in or with respect to any of the Assets, (c) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to the Assets or the Business the violation of which would have or reasonably be expected to have a material adverse effect on the Business or the Assets, or (d) requires any approval or consent of any governmental entity or regulatory body, except for the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

4.4  Owners.  Parent is a single member limited liability company wholly owned
     ------
     by the Trust, Schedule 4.4 is a complete and correct list of all of the
                   ------------
     Principals and the Stock Trusts and the respective percentage interest owned beneficially or of record (indicating in each case the nature of ownership) by each Principal and Stock Trust. There are no outstanding options, warrants, rights, commitments or agreements of any nature for the issuance or sale of any membership interest or other equity interest in the Trust. Except as set forth on Schedule 4.4, there has not at any time
                                    ------------
     since January 1, 1996 been any redemption, sale or other transfer of any nature of any ownership interest in Seller.

4.5  No Claims or Litigation.  Except as set forth on Schedule 4.5, there is no
     -----------------------                          ------------
     pending or, to the knowledge of Seller and any Owner, threatened litigation, judicial, administrative or arbitral action, proceeding, governmental investigation or claim (collectively "Litigation") involving any of Seller and/or the Owners that questions the validity of this Agreement, or any action taken, or to be taken, by any of Seller and/or the Owners in connection with this Agreement or that otherwise relates to the Events, the Publication, the Ancillary Products, the Assets or the Business. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against any of Seller and/or the Owners or by which any of Seller and/or the Owners is or may be bound which relates to the Events, the Publication, the Ancillary Products, the Assets or the Business.

4.6  Legal Compliance.  Seller is not in violation of any provision of its
     ----------------
     organization documents or any other instrument, permit, decree, order, statute, ordinance or governmental regulation the violation of which would have or reasonably be expected to have a material adverse effect on the Business or the Assets. Seller has at all times been and is currently operating the Business in conformity in all material respects with all applicable laws, ordinances, regulations and directives (including, without limitation, those pertaining to public health, worker safety, the environment or the management of pollution or hazardous materials). Seller has in force all governmental permits, licenses, approvals and authorizations necessary to conduct the Business except for those the failure of which to have in force would not have or reasonably be expected to have a material adverse effect on the Business or the Assets.

4.7  Properties.  Seller does not own any real property.  Seller leases or
     ----------
     subleases all real property used in the Business (the "Properties").
     Schedule 4.7 describes all the Properties, and any Liens thereon,
     ------------
     specifying the name of the lessor or sublessor, the lease term, basic annual rent and renewal options.

4.8  Financial Statements; Receivables.
     ---------------------------------

     (a)  Attached hereto as Schedule 4.8(a) are the following documents
                             ---------------
          (collectively, the "Financial Statements"): (i) audited statements of income of the Business for the fiscal years ended February 28, 1999 and February 28, 1998; and (ii) audited balance sheets of the Business as of February 28, 1999 and February 28, 1998. The Financial Statements (i) were prepared in accordance with generally accepted accounting principles (GAAP) consistently applied throughout the periods indicated; (ii) are consistent in all material respects with the books and records of Seller; and (iii) fairly set forth the results of operations and/or financial position of the Business, for the period or as of the date indicated, as applicable.

     (b)  Except as set forth in Schedule 4.8(b), since January 1, 1999, Seller
                                 ---------------
          (i) has conducted the Business in the ordinary course and consistent with past practice; (ii) has not experienced any material adverse change in the Events, the Publication, the Ancillary Products, the Assets or the Business taken as a whole; and (iii) has not incurred any liability or transferred or sold any of the assets of the Business, except for such ordinary course liabilities or transfers which are consistent in nature and amount with those incurred or entered into in prior periods.

     (c) All accounts receivables described in Section 1.1(u) are valid and genuine and arose in the ordinary course of business.

     (d)  Schedule 4.8(d) is a list of certain non-recurring expenses incurred
          ---------------
          by the Business during the fiscal year ended February 28, 1999 and the compensation paid by the Business to the Principals during the fiscal year ended February 28, 1999.

4.9  Title to and Condition of the Assets.
     ------------------------------------

     (a) Seller is the sole and unconditional owner of, and has good title to, all of the Assets other than certain leasehold or license interests listed on Schedule 4.12(a). This Agreement and the instruments of
                    ----------------
          transfer to be executed and delivered pursuant hereto will effectively vest in Buyer good title to all of the Assets, other than certain leasehold or license interests listed on Schedule 4.12(a), free and
                                                   -----------------
          clear of all Encumbrances other than those included in the Assumed Liabilities. No Owner has any direct ownership interest in any of the Assets, and no other person or entity has any ownership interest in any of the Assets other than assets subject to certain leasehold or license interests listed on Schedule 4.12(a).
                                      ----------------

     (b)  Schedule 4.9 is a complete and correct list of each item of furniture,
          ------------
          fixtures, computers, communications devices, equipment, machinery and/or other tangible assets included in the Assets which is owned by Seller which has a net book value in excess of One Thousand Five Hundred Dollars ($1,500). Each item listed on Schedule 4.9 is in
                                                        ------------
          working condition (subject to ordinary course maintenance and repairs) sufficient to continue to operate the Business in the ordinary course.

     (c) Except for the Excluded Assets, the Assets include all assets used in connection with the operation of the Business and/or necessary for the continued operation of the Business by Buyer.

4.10 Exhibitors.
     ----------

     (a)  Schedule 4.10(a) hereto contains a complete and correct list of all
          ----------------
          currently outstanding contracts (the "Exhibitor Contracts") with exhibitors for the rental of exhibit space at any Future Event, whether written or oral, indicating for each exhibitor the amount of exhibit space rented, the booth assigned, the total exhibit fee, the amount of deposit received by Seller and whether a written contract had been executed by such exhibitor. All of such deposits have been reflected as deferred revenue in the Closing Liabilities calculated in accordance with Section 2.2. Except as described on Schedule 4.10(a),
                                                               ----------------
          Seller has not committed to provide any exhibit space, discounts, barters, rebates or other special concessions for any of the Future Events.

     (b)  Except as indicated on Schedule 4.10(b), all Exhibitor Contracts have
                                 ----------------
          been entered into in the ordinary course of business pursuant to the standard forms used by Seller for the Future Events, copies of which forms are attached hereto as Schedule 4.10(b), and at the standard
                                       ----------------
          rates indicated on Schedule 4.10(b).
                             ----------------

     (c)  Schedule 4.10(c) is a complete and correct copy of the exhibitor lists
          ----------------
          (indicating for each exhibitor the amount of exhibit space rented and the rental fee paid) for each of the Events held in or since the fiscal year ended February 28, 1999, each of which lists is complete and correct.

4.11 Advertisers.
     -----------

     (a)  Schedule 4.11(a) hereto contains a complete and correct list of all
          ----------------
          currently outstanding contracts (the "Advertiser Contracts") with advertisers or other customer for the sale of advertising space in any Future Publication, whether written or oral, indicating for each advertiser the amount of advertising space sold, the total advertising fee, the amount of prepayment received by Seller and whether a written contract had been executed by such advertiser or customer. All of such prepayments have been reflected as deferred revenue in the Closing Liabilities calculated in accordance with Section 2.2. Except as described on Schedule 4.11(a), Seller has not committed to provide
                          ----------------
          any advertising space, discounts, barters, rebates or other special concessions for any of the Future Publications.

     (b)  Except as indicated on the deviation report delivered by Seller to
                                 -------------------------------------------
          Buyer, all advertising has been sold in the ordinary course of
          -----
          business pursuant to the standard invoice used by Seller for the Future Publications, a copy of which invoice is attached hereto as
          Schedule 4.11(b), and at the standard rates indicated on Schedule
          ----------------                                         --------
          4.11(b).
          -------

     (c)  Seller has delivered to Buyer a complete and correct copy of the
          -----------------------------
          advertiser lists (indicating for each advertiser the amount of advertising space sold and the advertising fee paid) for each of the Publication published in or since the fiscal year ended February 1999.

     (d)  Except as set forth on Schedule 4.11(d), none of the advertisers which
                                 ----------------
          purchased in excess of Ten Thousand Dollars ($10,000) in advertising in the Publication during the fiscal year ended February 28, 1999 (i) has canceled, suspended or materially decreased its level of advertising in the Publication, or (ii) to the knowledge of Seller or the Owners, has indicated an intention to do so.

4.12 Contracts.
     ---------

     (a)  The items listed on Schedule 4.12(a) consist of all Assumed Contracts
                              ----------------
          (other than Exhibitor Contracts and Advertiser Contracts) which (i) would reasonably be expected to involve the payment of cash or non-cash consideration in excess of Fifty Thousand Dollars ($50,000) by any party, (ii) limit the right of Seller to engage in any business activity or compete with any person or entity in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or would so limit the right of Buyer after the Closing Date,
          (iii) grant a license or other similar right to use any of the Trademarks or any of the Assets described in Section 1.1(d), (iv) grant exclusive rights, (v) are not cancelable by Seller on notice of not more than ninety (90) days and without liability, penalty or premium, or (vi) are leases, licenses, facility contracts, facility date reservations or hotel or housing arrangements. Except as set forth on Schedule 4.12(a), all of the Assumed Contracts are in full
                   ----------------
          force and effect, and neither Seller nor, to the
          knowledge of Seller or any Owner, any other party thereto, is in default in respect of any of the terms or provisions thereof except for defaults which individually or in the aggregate would not or would not reasonably be expected to have a material adverse effect on the Assets or the Business. Except as set forth on Schedule 4.12(a), there
                                                         ---------------
          are no disputes or disagreements pending or, to the knowledge of Seller or any Owner, threatened among Seller and any other party under any of the Assumed Contracts, and, to the knowledge of Seller or any Owner, there is no basis for any such dispute or disagreement. True and correct copies of the written Assumed Contracts listed on Schedule
                                                                        --------
          4.12(a) have been delivered to Buyer prior to the date hereof.
          -------

     (b)  Schedule 4.12(b) sets forth all of the consents of third parties (the
          ----------------
          "Consents") required pursuant to any of the Assumed Contracts to effectively assign such Assumed Contracts to Buyer without impairing upon the rights of Seller (and of Buyer after the Closing) as a result of the transactions contemplated herein, without regard to the provisions of Section 1.3(b).

4.13 Attendees.
     ---------

     (a)  Schedule 4.13(a) hereto contains a complete and correct list of the
          ----------------
          number of attendees (by relevant categories) at each of the Events held in or since the fiscal year ended February 28, 1999. Seller has no currently outstanding legal obligation to provide complimentary or other admission to any potential attendee for any of the Future Events, and has not received any payments in respect of such obligation to provide admission except as included in the Closing Liabilities. Seller has heretofore provided Buyer with access to complete and correct lists (the "Attendee Lists") of the registered attendees at the Events held in or since the fiscal year ended February 28, 1999.

     (b)  Except as described on Schedule 4.13(b), neither Seller nor any Owner
                                 ----------------
          has disclosed, rented and/or otherwise granted any right to use the Attendee Lists to any other party. Seller has taken all reasonably necessary actions to maintain the confidentiality of all information contained on the Attendee Lists, and, to the knowledge of Seller and any Owner, there have been no breaches of the confidentiality of any of such information.

4.14 Subscribers.
     ------------

     (a)  Schedule 4.14(a) is a complete and correct copy of the two most recent
          ----------------
          audited circulation reports or publisher's circulation statements for the Publication. Such reports are accurate and complete in all material respects, and there are no pending claims on such audits. There has been no material decrease in the qualified circulation of the Publication since the date of the most recent respective report included in Schedule 4.14(a). The Publication currently utilizes and
                      ----------------
          is eligible to continue to receive second class mailing privileges.

     (b) Seller has no currently outstanding legal obligation to provide complimentary or discounted copies of any of the Future Publications, and has not received any payments in respect of such obligation to provide copies except as included in the Closing Liabilities. Seller has heretofore provided Buyer with access to complete and correct lists (the "Subscriber Lists") of the registered subscribers to the Publication published in or since the fiscal year ended February 28, 1999.

     (c)  Except as described on Schedule 4.14(c), neither Seller nor any Owner
                                 ----------------
          has disclosed, rented and/or otherwise granted any right to use the Subscriber Lists to any other party. Seller has taken all reasonably necessary actions to maintain the confidentiality of all information contained on the Subscriber Lists, and, to the knowledge of Seller and any Owner, there have been no breaches of the confidentiality of any of such information.

4.15 Promotional Materials.  Seller has delivered to Buyer a copy of all
     ---------------------
     attendee, exhibitor, subscriber and/or advertiser promotional materials used in connection with any of the Events held or to be held, or Publication published or to be published, in 1998 or 1999.

4.16 The Trademarks. Schedule 4.16 contains a list of all of the Trademarks that
     --------------  -------------
     are registered trademarks. Except for certain of the Assumed Contracts (as indicated on Schedule 4.12(a)), Seller has not granted, licensed,
                  ----------------
     sublicensed, assigned, transferred or otherwise conveyed any right, title or interest in or to any of the Trademarks to any other person, and, to the knowledge of Seller and any Owner, no person or entity other than Seller has any right to use, license, sublicense or operate under any of the Trademarks. Schedule 4.16 also sets forth all registrations and
                 -------------
     applications for registration of the Trademarks, together with dates of registration and the expiration and renewal dates of such registrations. None of the Trademarks is subject to any pending or, to the knowledge of Seller and the Owners, threatened challenge or reversion, and the consummation of the transactions contemplated by this Agreement will not create any right of termination, cancellation or reversion with respect thereto anywhere in the world. Except as set forth on Schedule 4.16, to the
                                                           -------------
     knowledge of Seller and the Owners, there is not currently and has not been any infringement by others of any of the Trademarks. The use of the Trademarks by Seller does not infringe, and there has not been any other infringement by Seller of, any proprietary right, trademark, trade name or service mark of any other party nor has there been any allegation thereof to any Owner or Seller.

4.17 The Copyrights.  Seller is the sole and exclusive owner of the Copyrights
     --------------
     and has no obligation to pay any royalty, license fee, commission or other amount howsoever characterized, or to obtain any third-party clearances or consents in respect of any of the Copyrights or any use thereof. Each issue of the Publication published since January 1, 1998 has been imprinted with such copyright notices as conform to the copyright laws of the United States.

4.18 Insurance.  Schedule 4.18 is a complete and correct list of all insurance
     ---------   -------------
     policies of Seller which relate to the Business other than those policies which are related to the Plans (the "Insurance Policies"). Seller has delivered to Buyer true copies of all of the Insurance Policies. Seller has taken all required action to maintain all of the Insurance

     Policies in effect, and has paid all premiums due thereon in a timely manner. Schedule 4.5 contains a complete and correct list of all claims
             ------------
     which relate to the Business currently pending under any of the Insurance Policies.

4.19 Related Party Transactions.  Schedule 4.19 is a complete and correct
     --------------------------   -------------
     description of (a) all current agreements, arrangements and understandings and (b) all transactions since March 1, 1997, between or among Seller, on the one hand, and any Owner or any party in any way affiliated with any Owner or Seller, on the other hand.

4.20 Employees and Agents.
     --------------------

     (a)  Schedule 4.20(a) is a complete and correct list of all current
          ----------------
          employees of Seller or employees otherwise dedicated to the Business (the "Employees"). Except as listed on Schedule 1.2(f) or Schedule
                                                  ---------------    --------
          4.12(a), no Employee is employed by Seller pursuant to an employment
          -------
          agreement. Seller is in compliance with all applicable labor and employment laws and regulations (including, without limitation, laws prohibiting discrimination and sexual harassment) regarding the Employees and/or any former employees of the Business except where the failure to comply would not have or reasonably be expected to have a material adverse effect on the Business or the Assets. Schedule
                                                                  --------
          4.20(a) indicates, as to each Employee, (i) full or part time status;
          -------
          (ii) current salary, bonus, commissions and any other compensation;
          (iii) most recent date and amount of compensation increase; (iv) job title and/or function; (v) years of service; (vi) any outstanding amounts due as compensation or otherwise, including accrued and unused vacation or sick leave entitlement in respect of any period of past service to Seller; and (vii) any notice, separation pay or other termination provisions of employment. None of the Employees (other than the Principals) has notified the Seller or any Owner in writing of his or her intention to terminate his/her employment with the Business.

     (b)  Schedule 4.20(b) is a complete and correct list of all sales agents,
          ----------------
          representatives, consultants, contract personnel, freelancers and other independent service providers (collectively, "Agents") currently retained by Seller in connection with the Business. Schedule 4.20(b)
                                                               ----------------
          indicates, as to each Agent, (i) current rate or terms of compensation; (ii) current assignment or responsibilities; (iii) term and/or termination provisions of current engagement; and (iv) any outstanding amounts due as compensation or otherwise.

4.21 Employee Benefit Plans.  Schedule 4.21 contains a description of all
     ----------------------   -------------
     employee benefit plans, policies, practices and arrangements (including, without limitation, those within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Seller applicable to any of the Employees (collectively, the "Plans"), including, without limitation, retirement, disability, sick leave, medical, dental and other health insurance, life insurance, separation, stock options, deferred compensation and vacation. All of the Plans are and have at all times been in compliance in all material respects with and have been administered in all material respects in accordance with all applicable laws. Buyer will not acquire any liability, with respect to any Plan, whether terminated or not on or before the Closing Date, in regard to any of the Employees, except as included in the Closing Liabilities. Seller shall remain the plan sponsor of each of its Plans.

4.22 Tax Returns and Payments.  For purposes of this Agreement, the term "Tax"
     ------------------------
     or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, unemployment, disability, social security (or similar), registration, excise, estimated, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental, alternative or add-on minimum, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" means all returns, declarations, reports, statements and other documents of, relating to, or required to be filed in respect of, any and all Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

     (a) All material Tax Returns required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to the Seller, including those relating to the Business, the Assets and the Assumed Liabilities, and those which include or should include the Seller, the Business, the Assets or the Assumed Liabilities have been or will be timely filed with the appropriate foreign, federal, state and local authorities on or before the Closing Date, and all Taxes owed (whether or not shown as due on such Tax Returns) have been or will be timely paid in full on or before the Closing Date unless such Taxes are not due and payable until after the Closing Date, in which event they will be timely paid on or before the due date;

     (b) All of the Tax Returns have been or will be properly and accurately completed in all material respects, fairly present or will fairly present the information purported to be shown therein in all material respects, and reflected or will reflect all liabilities for Taxes for the periods covered by those Tax Returns in all material respects;

     (c)  Except as provided in Schedule 4.22(c), none of the Tax Returns is now
                                -----------------
          under audit or examination by any foreign, federal, state or local authority and no issues have been raised (and are currently pending) by any such authority with respect to any Tax Returns and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Seller, the Business or the Assets, or with respect to any of the Tax Returns, or any suits or other actions, proceedings, investigations or claims now pending or threatened against the Seller, the Business or the Assets with respect to any Tax;

     (d) Except as otherwise provided in Section 9.3, Seller will pay all Taxes that, if not paid, would result in a lien or Encumbrance on Buyer's assets or the assessment against the Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of Seller or the Owners in connection with the transactions set forth in this Agreement or otherwise; and

     (e) There are no Tax liens on any of the Assets, and, assuming Buyer's compliance with its obligations under Section 9.3, none will arise as a result of the transactions contemplated by this Agreement.

4.23 Environmental Matters.  Seller has not caused or allowed, or contracted
     ---------------------
     with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of the Business or otherwise. Seller, the operation of the Business, and all the Properties are in compliance in all material respects with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. Seller has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the occupation of the Properties, or the conduct of the Business, and neither Seller nor any Owner is aware of any basis therefor. Seller has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Business, the Properties and the operations conducted thereon (including operations conducted by other lessees or sublessees of the Properties) the failure of which to obtain would have or reasonably be expected to have a material adverse effect on the Business or the Assets, and is in compliance in all material respects with all such permits, licenses and approvals. Seller has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Properties, and neither the Properties nor, to the knowledge of Seller or any Owner, any property at or near the Properties has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning
                                                 -- ----
     and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the
                                                                -- ----
     Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.
                                                                      -- ---
     For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

4.24 Software.  Schedule 4.24 is a complete and correct list of all computer
     --------   -------------
     software used in the Business, indicating for each software program whether Seller licenses such software program or owns such software program and, in the case of each licensed software program, the service release level and/or version. Except as set forth on
     Schedule 4.24, each license in respect of the computer software programs used by Seller is in full force and effect and is validly existing for each user of such program. All of such computer software programs owned by Seller was designed or has been successfully modified to store four-digit years and to accurately process (calculate, compare and sequence) date/time data after December 31, 1999 in the same manner and with the same functionality as prior to December 31, 1999, provided that all other products (for example hardware, software, and firmware) used with such owned computer software programs properly exchange accurate and century specific date data with such owned computer software programs. The foregoing warranty shall not cover hardware, software or firmware (including interfaces) and other product external to such owned computer software.


                                   ARTICLE V
                                   ---------
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller and the Owners:

5.1  Organization and Good Standing of Buyer.  Buyer is a corporation duly
     ---------------------------------------
     organized, validly existing and in good standing under the laws of the State of New York.

5.2  Powers; Execution.  (a) Buyer has all requisite corporate power and
     -----------------
     authority (i) to own and operate its assets; (ii) to conduct its business; and (iii) to execute, deliver and perform this Agreement and all other agreements to be executed and delivered by Buyer pursuant to this Agreement (such other agreements, the "Buyer Ancillary Agreements"). The execution and delivery of this Agreement and the Buyer Ancillary Agreements has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and this Agreement and the Buyer Ancillary Agreements will be as of Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that such enforcement is limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally.

5.3  Breach of Statute or Contract.  Neither the execution and delivery of
     -----------------------------
     this Agreement by Buyer nor compliance by Buyer with the terms and provisions of this Agreement (a) will conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation or by-laws or any contract or other instrument to which Buyer is a party or by which Buyer is or may be bound or constitute a default thereunder which conflict, breach or default would result in or reasonably be expected to result in a material adverse effect on Buyer, or (b) will violate any law, or any statute or regulation of any governmental authority as such law, statute or regulation relates to Buyer, the violation of which would have or reasonably be expected to have a material adverse effect on Buyer.

5.4  No Claims or Litigation.  There is no pending or, to the knowledge of
     -----------------------
     Buyer, threatened Litigation involving Buyer that questions the validity of this Agreement, or any action taken, or to be taken, by Buyer in connection with this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitrator), against Buyer or by which Buyer is or may be bound which relates to the transaction contemplated in this Agreement.

5.5  Financial Capability.  At the Closing, Buyer will have funds necessary
     ---------------------
     to satisfy all of its obligations under Section 2.1 of this Agreement.


                                  ARTICLE VI
                                   -----------
                      CONDUCT OF BUSINESS PENDING CLOSING

6.1  Conduct of Business.  Seller and the Owners, jointly and severally,
     -------------------
     covenant and agree with Buyer that between the date of this Agreement and the Closing Date:

     (a) The Business will be conducted by Seller in the ordinary course and in substantially the same manner as heretofore conducted;

     (b) Seller will maintain insurance on the Assets and the Business as heretofore in effect;

     (c) Without Buyer's prior written approval, no increase in either the base pay, commission rate, bonus, benefits or other compensation to any of the Employees or Agents will be announced, instituted or paid (except for normal merit increases and earned non-discretionary bonuses) and none of the Employees or Agents will be terminated other than for cause, provided, that, nothing contained in this Section 6.1(c) shall
                 --------                                  --------------
          prohibit Seller, with prior notice to Buyer, from paying bonuses or other payments to Employees in connection with the closing of the transactions contemplated hereby;

     (d) Without Buyer's prior written approval, no material contract or commitment related to the Business or the Assets (including, without limitation, canceling, postponing or relocating any of the Events, scheduling any new Events or creating any new licensing, management or vendor arrangements pertaining to the Events or any of the Assets) will be entered into by Seller;

     (e) Without Buyer's prior written approval, Seller shall not take any action or agree to amend, terminate or otherwise alter any of the Assumed Contracts;

     (f) Seller will use commercially reasonable efforts to preserve intact the Assets and the existing relationships and goodwill of the Business with its employees, exhibitors, attendees, vendors, sponsors, speakers, facility lessors, official hotels, customers, and other third parties involved in the Business;

     (g) Except as provided in Section 6.1(a), Seller will not sell, transfer, license, otherwise dispose of, or create or permit to become effective any Encumbrance on, any of the Assets, and will not agree or commit to do any of the foregoing;

     (h) Seller will not take, omit to take, or agree to take any action that would make any representation or warranty of Seller hereunder inaccurate in any material respect;

     (i) Seller will promptly advise Buyer of the commencement or threat against Seller or the Business of any material Litigation relating to or affecting the Assets or the transaction contemplated by this Agreement; and

     (j) Neither Seller nor any Owner nor any of their respective representatives will, directly or indirectly, solicit, review, discuss, negotiate or otherwise consider or accept any inquiry or proposal relating to the sale of any of the Assets, the Events, the Business or any partnership or other equity interest in Seller other than in connection with transactions contemplated by this Agreement, and will promptly inform Buyer of any such inquiry or proposal and will provide Buyer with copies of all related documentation.

6.2  Access to the Employees.  From the date of this Agreement to the Closing
     -----------------------
     Date, Seller shall provide, and the Owners shall ensure that Seller provides, Buyer with reasonable access, during normal business hours and upon advance notice, to the Employees (provided that one or more of the Principals, Gary Forman or Wendy Heckel are present), books and records of the Business for Buyer's continuing review of the Business, preparation of an integration and transition plan for the Business, and review and solicitation of the Employees pursuant to Section 9.1.

6.3  Best Efforts.  From the date of this Agreement to the Closing Date, Buyer,
     ------------
     Seller and the Owners shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, no later than one business day after the date of this Agreement, Buyer and Seller shall each complete and file their respective Premerger Notification and Report Forms as required by the HSR Act (requesting early termination on such filings), and the cost of such filings shall be borne equally by Buyer and Seller.

6.4  Continuing Disclosure.  Seller shall have the continuing obligation
     ---------------------
     promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller. The delivery of any such notice shall not affect Buyer's remedies hereunder.

                                  ARTICLE VII
                                  -----------
                      CONDITIONS TO CLOSING; TERMINATION

7.1  Conditions to the Obligations of Buyer to Close.  The obligation of Buyer
     -----------------------------------------------
     to close hereunder shall be subject to satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

     (a) Seller and the Owners shall have delivered to Buyer each of the items listed in Section 3.2;

     (b) Each of the representations and warranties of Seller and the Owners made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, subject only to Seller's delivery of the Updated Closing Statement to Buyer two business days prior to the Closing Date;

     (c) Seller and the Owners shall have fully performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Seller and the Owners prior to the Closing;

     (d) Any applicable waiting period under the HSR Act relating to the transaction contemplated herein shall have expired or been terminated;

     (e) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing; and

     (f) There shall have been no material adverse change in the financial conditions, operations, assets or liabilities of the Business taken as a whole.

     In the event that the condition set forth in Section 7.1(b) cannot be made and/or the delivery provided for under Section 3.2(b) cannot be made because of any of the representations or warranties contained in this Agreement and made by Seller and/or the Owners, which was true and correct on and as of the date of this Agreement, is not true and correct in all material respects on and as of the Closing Date, Seller shall notify Buyer of the reason or reasons therefor (a "Seller Closing Date Disclosure"). Upon notification of a Seller Closing Date Disclosure, Buyer shall have the option, in addition to its rights under Section 7.3, to (x) waive compliance with Section 7.1(b) and/or 3.2(b), as applicable, in respect of such Seller Closing Date Disclosure, and consummate the transactions contemplated by this Agreement, or (y) require Seller and/or Owners to make commercially reasonable efforts to cure, to Buyer's reasonable satisfaction, such failure to be true and correct to the extent susceptible to cure, it being understood that, in the event that Buyer elects to exercise its right under clause (x), neither Seller nor any Owner, nor any of their respective affiliates, directors, officers, shareholders, employees, agents or representatives shall have any liability or obligation to Buyer as a result of such Seller Closing Date Disclosure pursuant to
     Section 8.2(b).

7.2  Conditions to the Obligations of Seller to Close.  The obligations of
     ------------------------------------------------
     Seller to close hereunder shall be subject to satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

     (a) Buyer shall have delivered to Seller and the Owners each of the items listed in Section 3.3;

     (b) Each of the representations and warranties of Buyer made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date;

     (c) Buyer shall have fully performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing;

     (d) Any applicable waiting period under the HSR Act relating to the transaction contemplated herein shall have expired or been terminated; and

     (e) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

7.3  Termination.  This agreement may be terminated at any time prior to the
     -----------
     Closing:

     (a)  by the mutual written consent of Buyer, Seller and the Owners;

     (b) by Buyer or Seller if the Closing shall not have occurred by September 23, 1999; provided, however, that the right to terminate this
                    --------  -------
          Agreement under this Section 7.3(b) shall not be available to any party if a breach by such party of any of its representations, warranties or agreements contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

     (c) by either Buyer or Seller if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

     (d) by Buyer, if any of the conditions specified in Section 7.1 have not been met or waived prior to such time and such condition can no longer be sati sfied; or

     (e) by Seller, if any of the conditions specified in Section 7.2 shall not have been met or waived prior to such time and such condition can no longer be satisfied.

7.4  Effect of Termination.  If this Agreement is validly terminated, this
     ---------------------
     Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, except that, subject to the last paragraph of Section 7.1 hereof, nothing herein shall relieve either party from liability for a breach of this Agreement prior to the termination hereof.

                                 ARTICLE VIII
                                 ------------
                                  INDEMNITIES

8.1  Survival.  All of the representations, warranties, agreements and covenants
     --------
     contained in this Agreement shall be continuing and shall survive the Closing irrespective of any investigation conducted by or on behalf of any party hereto; provided, that (a) the representations and warranties of
                   --------
     Seller and the Owners contained in Article IV shall survive the Closing for two years only, except for those contained in Section 4.9(a), which shall survive indefinitely and those contained in Sections 4.21, 4.22 and 4.23, which shall survive for the duration of the applicable statute of limitation (giving effect to any waiver, mitigation or extension thereof, except for any caused by Buyer); and (b) the representations and warranties of Buyer contained in Article V shall survive the Closing for two years only. Notwithstanding the preceding sentence, the expiration of any representation or warranty shall not be applicable to any claim as to which notice has been delivered to the other party prior to the applicable expiration date.

8.2  General Indemnification by Seller and the Owners.  Seller and the Owners,
     ------------------------------------------------
     jointly and severally, agree to protect, defend, indemnify and hold harmless Buyer and its successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses on an after-tax basis of any nature (including reasonable attorney's fees) resulting from
     (a) any liabilities of Seller or any Owner in existence as of the Closing Date and/or related to the conduct of the Business up to the Closing Date of any nature, whether absolute, contingent or otherwise (including without limitation Tax Liabilities), except for the Assumed Liabilities; (b) subject to the last paragraph of Section 7.1, any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Seller and/or the Owners contained in this Agreement or in any of the instruments, documents or agreements delivered by Seller and/or the Owners in connection herewith; (c) any liability for severance or other payments or benefits due, pursuant to clause (2) of the fourth sentence of
     Section 9.1, to the Employees who accept Buyer's offers of employment but do not remain in the employ of Buyer for more than six months after the Closing; and/or (d) any liability associated with the continuation of health coverage required under Section 4980B of the Code ("COBRA coverage") for employees or former employees of Seller who have had a "qualifying event" (as defined in Section 4980B(f)(3) of the Code) on or prior to the Closing Date. Notwithstanding the foregoing sentence, the indemnification liability of any Principal for any breach or nonfullfillment of his or her obligations under Sections 9.10 or 9.11 or a Consulting Agreement shall be solely such Principal's liability and not joint and several obligations of Seller and the Owners.

8.3  General Indemnification by Buyer.  Buyer agrees to protect, defend,
     --------------------------------
     indemnify and hold harmless Seller and the Owners and their respective successors and assigns from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from (a) the Assumed Liabilities; (b) any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Buyer contained in this Agreement or in any of the instruments or documents delivered by Buyer in connection herewith; (c) the ownership, lease, license or use of the Assets and the operation of the Business by Buyer from and after the Closing Date (including, without limitation, Taxes related thereto); and/or
     (d) use by Buyer of the Excluded Trademarks pursuant to Section 9.7.

8.4  Notification of Claims.  The parties hereto shall, in a timely manner (but
     ----------------------
     in any event within ten (10) business days of receipt), (a) provide each other with prompt notice of all third party actions, suits, proceedings, claims, demands or assessments subject to the indemnification provisions of this Article VIII (collectively, "Third Party Claims") brought at any time following the Closing Date, and (b) provide each other with notice of all other claims or demands for indemnification pursuant to the provisions of this Article VII; provided, however, that the failure to provide timely
                       --------  -------
     notice shall not affect the indemnification obligations of any party except to the extent such party shall have been materially prejudiced as a result of such failure. The party against whom a Third Party Claim is brought shall make available to the indemnifying party all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice, subject to the indemnified party's right to participate in the defense; provided, that the indemnified party may control such defense at
              --------
     the indemnifying party's expense in the event of a failure by the indemnifying party to assume control of the defense of any Third Party Claim within 30 days after the indemnifying party is notified of such Third Party Claim. The indemnified party shall have the right to elect to join or participate in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event the indemnified party refuses
              --------  -------
     to consent to a settlement acceptable to the indemnifying party which is capable of settlement by the payment of money by the indemnifying party only, the indemnifying party may pay the amount of the proposed settlement to the indemnified party and shall thereupon be released from any further liability with respect to such action, suit or proceeding, if such proposed settlement (i) does not require an admission of liability or wrong doing on the part of the indemnified party, (ii) does not limit conduct of indemnified party's business or impose a future obligation on the indemnified party to do or refrain from doing anything and (iii) does not affect the indemnified party's business reputation.

8.5  Limitations.  Notwithstanding anything to the contrary contained in this
     -----------
     Agreement, any indemnity claim by Buyer against Seller and/or the Owners pursuant to Section 8.2(b) in respect of a breach of a representation and/or warranty contained in Article IV (other than those representations and warranties contained in Section 4.9(a), 4.21, 4.22 or 4.23) hereunder shall be payable by Seller and/or the Owners only in the event that the aggregate amount of all such claims so payable exceeds the amount of Five Hundred Thousand Dollars ($500,000), in which event Seller and/or the Owners shall be liable to Buyer for the full amount of all such claims in excess of One Hundred Thousand Dollars

     ($100,000), including the amount initially excluded hereunder. In no event shall the aggregate liability of (a) Seller and the Owners to Buyer pursuant to Section 8.2(b) exceed one-half ( 1/2) of the Purchase Price,
     (b) Seller and the Owners to Buyer pursuant to Section 8.2(c) exceed Two Hundred Fifty Thousand Dollars ($250,000) less the amounts paid by Seller pursuant to its severance policies as described on Schedule 4.21 to Employees who do not accept Buyers offer of Employment pursuant to Section
     9.1 hereof and (c) any Principal to the Buyer pursuant to Section 8.2 exceed one-seventh (1/7th) of the Purchase Price. Notwithstanding clause
     (a) of the foregoing sentence, after the first anniversary of the Closing Date, the aggregate maximum liability of Seller and the Owners to Buyer pursuant to Section 8.2(b) shall not exceed the sum of (x) one-third (1/3) of the Purchase Price and (y) the aggregate amount of any indemnification claims of Buyer pursuant to Section 8.2(b) made or satisfied before the first anniversary of the Closing Date, which sum in any event shall not exceed one-half (1/2) of the Purchase Price.

8.6  Tax and Other Benefits.  Payments by an indemnifying party pursuant to this
     ----------------------
     Article VIII shall be limited to any indemnity payment otherwise due hereunder that remains after deducting therefrom (i) any Tax benefit to the indemnified party or any affiliate thereof, and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the indemnified party or its affiliates from any third party with respect thereto.

8.7  Sole and Exclusive Remedy. The parties hereto hereby acknowledge and agree
     -------------------------
     that, except as otherwise expressly provided herein or in any of the other instruments, documents and agreements delivered in connection herewith, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and any such other instrument, document or agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby acknowledges and agrees that no party shall be liable to any other party for special, indirect, consequential or punitive damages and each such party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any other party hereto arising under or based upon any applicable law.

8.8  Nature of Payments.  Payments made pursuant to this Article VIII shall
     ------------------
     constitute adjustments to the Purchase Price.


                                  ARTICLE IX
                                  ----------
                               FURTHER COVENANTS

9.1  Employees.  Buyer shall offer to employ all of the Employees who are on
     ---------
     active employment status as of the Closing Date (other than the Principals), including anyone on maternity leave, effective on the day immediately following the Closing Date which offer of employment will include group health plan benefits which do not contain any exclusion or limitation on the basis of any preexisting condition of such employee (or the employee's spouse and beneficiaries) which will commence on the date of employment. Seller shall, and the Owners shall ensure that Seller shall reasonably cooperate with Buyer to secure acceptance of Buyer's offers of employment by all of such Employees. Except as included in the Closing Liabilities, (a) Buyer shall not be liable for compensation, separation or any other payments due to any of the Employees who do not accept Buyer's offers of employment; (b) Buyer shall not be responsible for any payments (including, without limitation, those in respect of separation, sick pay and accrued vacation) which are due from Seller with respect to periods prior to the commencement of employment with Buyer to any of the Employees who accept Buyer's offers of employment; and (c) Buyer shall not be responsible for any entitlements which are due under any of the Plans. Buyer shall credit the Employees (1) for service with Seller for purposes of determining vacation entitlement under Buyer's vacation policies and for purposes of eligibility for participation and vesting under Buyer's 401(k) plan and (2) with their respective entitlements, as of the date of the Closing Date, to separation pay under Seller's severance policies as described on Schedule 4.21 for the purposes of Buyer's separation policies,
                  -------------
     but in no event with more than four weeks salary for any Employee. Seller shall provide all notices and any continuation of health benefit coverage required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Section 4980B of the Code (herein collectively referred to as "COBRA"), to the extent such notices and continuation of health benefit coverage are required to be provided by reason of events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. Seller shall continue the health coverage required by COBRA and the provisions of this Agreement irrespective of the elimination of any health benefit plan of Seller. Seller shall promptly notify Buyer of the elimination of any health benefit plan of Seller prior to the end of the maximum coverage period described in Section 4980B(f)(2)(1)(B) and shall provide Buyer with evidence, to the satisfaction of Buyer, of continuing compliance with this Section 9.1.

9.2  Other Mail and Communications.  Seller and the Owners shall promptly remit
     -----------------------------
     to Buyer any checks, cash, payments, mail or other communications relating to the Events, the Publication, the Ancillary Products, the Assets and/or the Business which are received by Seller and/or the Owners after the Closing Date. Buyer shall promptly remit to Seller any checks, cash, payments, mail or other communications relating to the Excluded Assets which are received by Buyer after the Closing Date.

9.3  Taxes.  All Tax Returns and reports of Seller and/or the Owners relating to
     -----
     the Assets or the Business required to be filed after the Closing Date in respect to any period prior to or through the Closing Date will be duly and timely filed (including extensions of time for filing), and all Taxes upon Seller, the Owners, the Assets or the Business which are due and payable in respect to such periods, will be paid by Seller and/or the Owners, as applicable. Any sales, transfer, excise, value added or other similar taxes which may be imposed by any state or governmental agency in connection with the sale and transfer of the Assets by Seller to Buyer shall be borne equally by Buyer and Seller.

9.4  Access to Records.  For a period of four (4) years after the Closing Date,
     -----------------
     (a) Buyer shall preserve, and give to Seller and the Owners such access to, the available books and records of the Business included in the Assets (and to knowledgeable personnel) during normal business hours upon reasonable advance notice as may be reasonably required by Seller and/or the Owners for tax, audit or other business purposes, and (b) to the extent not included in the Assets, Seller shall give Buyer such access to any available books and records (including, without limitation, audit workpapers and other records) of Seller relating to the Business (and to knowledgeable personnel) during normal business hours upon reasonable advance notice as may be reasonably required by Buyer for securities reporting, tax, audit or other business purposes. At the expiration of such four-year period, Buyer shall provide to Seller subject to Section 9.9 at Seller's expense any books and records in respect of which Seller has requested access (in writing).

9.5  Further Assurances.  Upon the request and at the expense of Buyer, but
     ------------------
     without further consideration, Seller and the Owners shall do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the efficient transferring, conveying and assigning to Buyer, or for aiding and assisting in the reducing to possession by Buyer, of any of the Assets.

9.6  Expenses and Finder's Fees.  Seller and the Owners, on the one hand, and
     ---------------------------
     Buyer, on the other hand, shall each bear their own expenses incurred in connection with the negotiation, execution and performance of this Agreement; provided, that Seller and/or the Owners shall be responsible for paying and shall indemnify Buyer in respect of all amounts payable for services rendered to the Seller and the Owners by Veronis, Suhler & Associates, Inc. in connection with the negotiation, execution and delivery of this Agreement. Except as set forth in the preceding sentence, the parties each represent and warrant that they have not engaged or dealt with any broker, investment banker, finder, or agent so as to create or incur any obligation for any brokerage fees, finder's fees or other commissions in connection with this Agreement or the consummation of the transaction contemplated hereby.

9.7  Excluded Trademarks. Upon the terms and subject to the conditions set forth
     -------------------
     in this Section 9.7, Seller hereby grants to Buyer a worldwide, nonexclusive and nontransferable right and license to use (but not to sublicense) the Excluded Trademarks for the three-year period commencing on the Closing Date in connection with Buyer's operation of the Business after the Closing Date. Buyer's use of the Excluded Trademarks shall be in accordance with Seller's reasonable policies and practices regarding trademark use as established from time to time by Seller; provided, that
                                                               --------
     Buyer shall be entitled to use the Excluded Trademarks in the manner as Seller uses the Excluded Trademarks in the conduct of the Business as the same is conducted by Seller on the date of this Agreement; and provided,
                                                                    --------
     further, that Buyer shall not indicate or otherwise suggest, in connection
     -------
     with such use, that Seller owns or operates the Business after the Closing Date. Buyer agrees and acknowledges that the Excluded Trademarks, together with the goodwill symbolized thereby, is the sole and exclusive property of Seller, and that its usage by Buyer shall inure to the benefit of Seller.

9.8  Bulk Sales Laws.  Buyer hereby waives compliance by Seller with the
     ---------------
     provisions of any bulk sales, bulk transfer or similar laws, and Seller and the Owners agree to indemnify and hold Buyer harmless against any and all losses, costs, damages, charges or expenses of any nature (including reasonable attorney's fees) resulting from Seller's non-compliance with such laws, except to the extent that any liability arising as a result of such non-compliance relates to any of the Assumed Liabilities.

9.9  Confidential Information.  Seller and the Owners shall ensure that neither
     ------------------------
     Seller nor any Owner shall disclose to any person or entity or use for any purpose any trade secrets or confidential or proprietary documents, processes, strategic or marketing plans, other strategic or marketing information, databases, attendee lists, exhibitor lists, advertiser lists, subscriber lists or financial or other information relating to the Business and/or the Assets.

9.10 Non-Competition.  Each of Seller and each of the Owners, severally and not
     ---------------
     jointly, agrees that, during the period (the "Restrictive Period") of five years from and after the Closing Date, he, she or it will not, without the prior written consent of Buyer, directly or indirectly, individually or jointly with others, in whole or in part, own, sponsor, organize, promote, operate, produce, manage, control, advise, consult with, render services for or otherwise be associated, affiliated or involved with any organizing, promoting, producing or managing any exhibition or conference, or marketing, selling, producing or distributing any publication or ancillary business-to-business marketing product or service (collectively, a "Competing Business") anywhere in the United States, Canada and Mexico (the "Restricted Territory") which (a) is marketed to, promoted to, sold to or otherwise involved, exclusively or non-exclusively, with the fashion and/or apparel industry; (b) is directed toward an exhibitor or attendee base substantially the same as the exhibitor or attendee base of Events conducted by Seller prior to the Closing; (c) is directed toward an advertiser or circulation base substantially the same as the advertiser or circulation base of the Publication published by Seller prior to the Closing; and/or (d) otherwise competes with any of the Future Events, Future Publications or Future Ancillary Products as operated by Buyer during the Restrictive Period consistent with Seller's operation prior to the Closing Date. Each of Seller and each of the Owners acknowledges and agrees that (a) many of the exhibitors and attendees who participate in the Events do or could solicit sales and/or operate throughout the Restricted Territory and therefore any such event held anywhere in the Restricted Territory would be a Competing Business and (b) that many of the advertisers who advertise in the Publication do or could advertise and/or operate throughout the Restricted Territory and that therefore any such publication circulated anywhere in the Restricted Territory would be a Competing Business. Each of Seller and each of the Owners further acknowledges and agrees that the duration, scope and geographical limit of the foregoing covenant is reasonable and necessary to protect the legitimate interest of the Business and Buyer. Notwithstanding the foregoing, at no time shall Seller or any of the Owners be prohibited from owning not more than one percent of the outstanding securities of any publicly traded entity; provided, that such ownership does not involve the rendering of any services or otherwise violate any aspect (other than the ownership aspect) of the foregoing covenant. Buyer acknowledges and agrees that the businesses as conducted by Seller on the date of this Agreement in connection with the Excluded Publications, AES Internet LLC and Easy Soft, Inc. are not Competing Businesses.

9.11 Non-Retention.  Each of Seller and each of the Owners, severally and
     -------------
     not jointly, agrees that, during the Restricted Period, he, she or it will not, without the prior written consent of Buyer, directly or indirectly, individually or jointly with others, solicit for employment, employ as an employee or retain as an independent contractor any of the Employees or any other person who is then or was at any time during the prior twelve months employed by Buyer in connection with the Business.

9.12 Damages and Equitable Relief.
     ----------------------------

     (a) Each of Seller and each of the Owners, severally and not jointly, acknowledges and agrees that any breach of Sections 9.9, 9.10 and/or
          9.11 by such party will cause the Business and Buyer irreparable injury and damage. Each of Seller and each of the Owners, therefore, severally and not jointly, expressly agrees that Buyer shall be entitled to injunctive and/or other equitable relief to prevent an anticipatory or continuing breach and to secure enforcement of any part of Sections 9.9, 9.10 and/or 9.11. Nothing herein shall be construed as a waiver by Buyer of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any such breach or any otherwise wrongful act or omission by Seller and/or any of the Owners.

     (b) While the restrictions and covenants set forth in Sections 9.9, 9.10 and 9.11 are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions and covenants of the nature in question may fail for technical reasons unforeseen, and accordingly it is hereby agreed and declared that if any of such restrictions or covenants shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of Buyer but would be valid if part of the wording thereof were deleted or modified, the time period thereof reduced, the range of activities reduced in scope, the geographic area covered thereby reduced and/or any other modification made, the said restriction or covenant shall apply with such modifications as may be necessary to make it valid and effective. In case any one or more of the provisions of this Agreement should be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceable nature of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                                   ARTICLE X
                                   ---------
                                    GENERAL

10.1 Waiver.  Any failure of any of the parties hereto to comply with any of its
     ------
     obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

10.2 Notices.  All notices, requests or other communications required or
     -------
     permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 10.2:

     If to Parent, Subsidiary, the Trust,
      any Stock Trust or any Principal,
      to such entity or person:  c/o Andrew J. Larkin
                                 23 Tubwreck Drive
                                 Dover, MA  02030

      with a copy to:            Squadron, Ellenoff, Present & Sheinfeld, LLP
                                 551 Fifth Avenue
                                 New York, NY 10176
                                 Attn:  Stephen J. Gulotta, Jr., Esq.

      and:                       Lemelman & Lemelman
                                 77 Franklin Street
                                 Boston, MA 02110
                                 Attn:  Herbert Lemelman, Esq.

      If to Buyer, to:           Advanstar Communications Inc.
                                 545 Boylston Street
                                 Boston, MA 02116
                                 Attn: Robert L. Krakoff, Chairman & CEO
                                   and Eric I. Lisman, VP & General Counsel

      with copy to:              Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                                 Boston, MA 02110
                                 Attn: F. George Davitt, Esq.

     All such notices and communications hereunder shall be deemed given when delivered in person, two business days after having been sent by registered or certified mail, or on the next business day when sent by overnight courier service (receipt and signature required).

10.3   No Third Party Beneficiaries.  Neither this Agreement nor any provision
       ----------------------------
       hereof, nor any Schedule hereto or document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and assigns.

10.4   Headings. Captions and paragraph headings used herein are for convenience
       --------
       only, are not a part of this Agreement and shall not be used in construing it.

10.5   Entire Agreement. The making, execution and delivery of this Agreement by
       ----------------
       the parties has been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement, together with the schedules, other agreements and documents referred to herein, embodies the entire understanding of the parties and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as specifically referenced herein. This Agreement may be amended or modified only by a written instrument signed by the parties. This Agreement supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements between the parties relating to the subject matter hereof.

10.6   Counterparts.  This Agreement may be executed in any number of duplicate
       ------------
       counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.7   Assignability. None of the parties hereto may assign this Agreement
       -------------
       without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may assign its rights, but not its obligations, under this Agreement to any wholly-owned direct or indirect subsidiary of its ultimate parent company or to a third party which acquires ownership of the Business without the consent of Seller or the Owners. Any impermissible attempted assignment of this Agreement without such prior written consent shall be void.

10.8   Successors and Assigns. This Agreement and the provisions thereof shall
       ----------------------
       be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

10.9   Knowledge.  The term "knowledge" or words to that effect shall mean all
       ---------
       facts of which such party has written or oral notice or other actual knowledge.

10.10  Governing Law.  The parties hereto have agreed that the validity,
       -------------
       construction, operation and effect of any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of law thereunder.

10.11  Submission to Jurisdiction; Agent for Service of Process.  To the
       --------------------------------------------------------
       fullest extent permitted by applicable law, each party hereto irrevocably submits to the jurisdiction of any federal or state court in Boston, Massachusetts, in any suit or proceeding based on or arising under this Agreement, and irrevocably agree that all claims in respect of such suit or proceeding may be determined in any such court. Each party hereto, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of inconvenient forum to the maintenance of such suit or proceeding. Parent, Subsidiary and each Owner hereby designate and appoint Andrew J. Larkin, an individual residing on the date of this Agreement at 23 Tubwreck Drive, Dover, Massachusetts 02030, as his, her or its authorized agent upon whom process may be served in any such suit or proceeding (the "Process Agent"). By his execution and delivery of this Agreement, Andrew
       J. Larkin has accepted his designation and appointment as the Process Agent. Parent, Subsidiary and each Owner hereby irrevocably authorize and direct the Process Service to accept such service and further agree that service of process upon the Process Agent in accordance with the provisions of Section 10.2 of this Agreement shall be deemed in every respect effective service of process upon Parent, Subsidiary or such Owner, as the case may be, in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.


ADVANSTAR COMMUNICATIONS, INC.



By: /s/ Robert L. Krakoff
    ---------------------
Name:  Robert L. Krakoff
Title: Chairman of the Board and Chief Executive Officer


LARKIN-PLUZNICK-LARKIN, LLC



By: /s/ Alan B. Larkin
   -------------------
Name:  Alan B. Larkin
Title: Manager



By: /s/ Charna Larkin
    -----------------
Name:  Charna Larkin
Title: Manager



By: /s/ Harold S. Larkin
    --------------------
Name:  Harold S. Larkin
Title: Manager


LARKIN-PLUZNICK-LARKIN COMPANY



By: /s/ Alan B. Larkin
    ------------------
Name:  Alan B. Larkin
Title: Trustee



By: /s/ Charna Larkin
    -----------------
Name:  Charna Larkin
Title: Trustee

By: /s/ Harold S. Larkin
    --------------------
Name:  Harold S. Larkin
Title: Trustee


PRINCIPALS AND OWNERS:


/s/ Alan B. Larkin
------------------------
Alan B. Larkin, as Owner, and as Principal,
and as Trustee of the Andrew Larkin Stock
Trust, the David Larkin Stock Trust and the
Jonathan Larkin Stock Trust


/s/ Harold S. Larkin
------------------------
Harold S. Larkin, as Owner, and as Principal,
and as Trustee of the Susan J. Larkin Stock
Trust


/s/ Andrew J. Larkin
------------------------
Andrew J. Larkin, Principal


/s/ David Larkin
------------------------
David Larkin, Principal


/s/ Jonathan Larkin
------------------------
Jonathan Larkin, Principal


/s/ Susan J. Larkin
------------------------
Susan J. Larkin-Brandner, Principal



/s/ Selma Pluznick
------------------------
Selma Pluznick, Owner


LPL/STYLE GROUP, LLC

By: /s/ Jonathan Larkin
   ---------------------
Name:  Jonathan Larkin
Title: Manager

EXHIBITS
--------

A-1 One-Year Note

A-2 Two-Year Note

A-3 Letter of Credit

B - Bill of Sale and General Assignment

C - Registered Trademark Assignment

D - Registered Copyright Assignment

E - Assignment and Assumption Agreement

F - Form of Consulting Agreement

G - Escrow Agreement

SCHEDULES
---------

1.2(d) --  Excluded Assets
1.2(f) --  Excluded Contracts
2.1(a) --  Seller's Account
2.2 --     Preliminary Closing Statement
2.3 --     Purchase Price Allocation
3.2(c) --  Closing Consents
4.1 --     Subsidiaries and Predecessors
4.3 --     Breaches
4.4 --     Owners
4.5 --     Litigation
4.7 --     Properties
4.8(a) --  Financial Statements
4.8(b) --  Material Changes
4.8(d) --  Certain Expenses
4.9 --     Tangible Assets
4.10(a) -- Exhibitor Contracts
4.10(b) -- Exhibitor Contract form, rates and deviations
4.10(c) -- Past Exhibitor Lists
4.11(a) -- Advertiser Contracts
4.11(b) -- Advertiser invoice and rates
4.11(d) -- Canceled Advertisers
4.12(a) -- Material Contracts
4.12(b) -- Consents
4.13(a) -- Number of Attendees
4.13(b) -- Use of Attendee Lists
4.14(a) -- Circulation Reports
4.14(c) -- Use of Subscriber Lists
4.16 --    Trademarks
4.18 --    Insurance
4.19 --    Related Party Transactions
4.20(a) -- Employees
4.20(b) -- Agents
4.21 --    Plans
4.22(c) -- Tax Returns
4.24 --    Software